DELAWARE GROUP LIMITED-TERM
GOVERNMENT FUNDS

Delaware Limited-Term Government Fund

Supplement to the Fund's
Class A, Class B and Class C Prospectus
dated February 28, 2003

The Board of Trustees has approved the addition of Class R shares. These shares will be made available effective June 1, 2003. This Supplement describes those characteristics unique to Class R shares. Please carefully review this Supplement and the Prospectus with your financial advisor when making an investment decision.

The following, which reflects the fees and expenses applicable to Class R shares, supplements the information on page 4 of the Prospectus under "Profile: Delaware Limited-Term Government Fund
- What are the Fund's fees and expenses?":

You do not pay sales charges directly from your investments when you buy or sell Class R shares.

Maximum sales charge (load) imposed on purchases as a percentage of offering price none
Maximum contingent deferred sales charge (load) as a percentage of original purchase price or redemption price, whichever is lower none
Maximum sales charge (load) imposed on reinvested dividends none
Redemption fees
none
Exchange fees1
none

Annual fund operating expenses are deducted from the Fund's assets.

Management fees
0.50%
Distribution and service (12b-1) fees
0.60%
Other expenses
0.40%
Total operating expenses
1.50%
Fee waivers and payments2
(0.30%)
Net expenses
1.20%

This example is intended to help you compare the cost of investing in the Fund to the cost of investing in other mutual funds with similar investment objectives. We show the cumulative amount of Fund expenses on a hypothetical investment of $10,000 with an annual 5% return over the time shown.3 This is an example only, and does not represent future expenses, which may be greater or less than those shown here.

1 year
$122
3 years
$445
5 years
$790
10 years
$1,765

1 Exchanges are subject to the requirements of each fund in the Delaware Investments family. A front-end sales charge may apply if you exchange your shares into a fund that has a front-end sales charge.
2 Effective July 1, 2001, the investment manager contracted to waive fees and pay expenses through February 28, 2004 in order to prevent total operating expenses (excluding taxes, interest, brokerage fees and extraordinary expenses) from exceeding 0.60% of average daily net assets.
3 The Fund's actual rate of return may be greater or less than the hypothetical 5% return we use here. Also, this example reflects the net operating expenses with expense waivers for the one-year contractual period and total operating expenses without expense waivers for years two through ten.

The following information replaces the fourth bullet and adds a sixth bullet, respectively, under "About your account - Choosing a share Class - Class A" on page 11:

Class A

* Class A shares are also subject to an annual
12b-1 fee no greater than 0.30% (contractually limited to 0.15% through February 28, 2004) of average daily net assets, which is lower than the 12b-
1 fee for Class B, Class C and Class R shares.

* Class A shares generally are not available for purchase by anyone qualified to purchase Class R shares.

The following information replaces the fifth bullet under "About your account - Choosing a share Class
- Class B" on page 12:

Class B

* Because of the higher 12b-
1 fees, Class B shares have higher
expenses and any dividends paid on
these shares are lower than
dividends on Class A and Class R
shares.

The following information replaces
the fourth bullet under "About your
account - Choosing a share Class -
Class C" on page 12:

Class C

* Because of the higher 12b-
1 fees, Class C shares have higher
expenses and any dividends paid on
these shares are lower than
dividends on Class A and Class R
shares.

The following information
supplements the section "About
your account - Choosing a share
Class" on page 11:

Class R

* Class R shares have no
up-front sales charge, so the full
amount of your purchase is
invested in a Fund. Class R shares
are not subject to a contingent
deferred sales charge.

* Class R shares are subject
to an annual 12b-1 fee no greater
than 0.60% of average daily net
assets, which is lower than the 12b-
1 fee for Class B and Class C
shares.

* Because of the higher 12b-
1 fee, Class R shares have higher
expenses and any dividends paid on
these shares are lower than
dividends on Class A shares.

* Unlike Class B shares,
Class R shares do not automatically
convert into another class.


* Class R shares generally
are available only to (i) qualified
and non-qualified plan shareholders
covering multiple employees
(including 401(k), 401(a), 457, and
non-custodial 403(b) plans, as well
as other non-qualified deferred
compensation plans) with assets (at
the time shares are considered for
purchase) of $10 million or less;
and (ii) to IRA rollovers from plans
maintained on Delaware's
retirement recordkeeping system
that are offering R Class shares to
participants.

Except as noted above, no other
IRA accounts are eligible for Class
R shares (e.g., no SIMPLE IRA's,
SEP-IRA's, SAR-SEP IRA's, Roth
IRA's, etc.).  For purposes of
determining plan asset levels,
affiliated plans may be combined at
the request of the plan sponsor.

Each share class may be eligible for
purchase through programs
sponsored by financial
intermediaries where such program
requires the purchase of a specific
class of shares.

Shareholders who held Class A
shares as of June 1, 2003 (the date
Class R shares were made
available) and who became eligible
to purchase Class R shares,
continue to be eligible to purchase
Class A shares after such date.

The following information
supplements the introductory
paragraph under the section "About
your account - How to reduce your
sales charge" on page 13:

"Class R shares have no up front
sales charge."

The following replaces the second
sentence under the section "About
your account - Special services -
Exchanges" on page 18:

"However, if you exchange shares
from a money market fund that
does not have a sales charge or
from Class R shares of any fund
you will pay any applicable sales
charge on your new shares."



This Supplement is dated May 1,
2003.
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